As filed with the Securities and Exchange Commission on August 10, 2009
Registration No. 333-58536

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
En Pointe Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2467002
(State or other jurisdiction of	(I.R.S employer Identification No.)
incorporation or organization)

18701 S. Figueroa Street
Gardena, California	90248
(Address of Principal Executive Offices)	(Zip Code)
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Attiazaz “Bob” Din
President and Chief Executive Officer
En Pointe Technologies, Inc.
18701 S. Figueroa Street
Gardena, California 90248
(Name and address of agent for service)
(310) 337-5200
(Telephone number, including area code, of agent for service)
COPY TO:
Barry M. Abelson, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103
(215) 981-4000

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
     Pursuant to a Form S-8 registration statement (Registration No. 333-58536) (the “Registration Statement”) filed with the Securities and Exchange Commission on April 9, 2001, En Pointe Technologies, Inc. (the “Company”) registered shares of common stock, par value $0.001 (the “Shares”) to be offered pursuant to the En Pointe Technologies, Inc. Employee Stock Purchase Plan.
     On March 11, 2009, the Company entered into an Agreement and Plan of Merger with Din Global Corp., a Delaware corporation (“Holdings”), and EPN Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Holdings (as amended from time to time, the “Merger Agreement”).
     On August 6, 2009, the Company held a special meeting of stockholders at which the Company’s stockholders adopted the Merger Agreement. The Merger became effective at 9:09 a.m. on August 7, 2009 (the “Effective Time”). At the Effective Time, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive $2.50 in cash, without interest.
     As a result of the Merger, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of its common stock registered under the Registration Statement that remain available for issuance and sale thereunder as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 (the “Act”), and in accordance with Rule 478(a)(4) under the Act, En Pointe Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Gardena, California, on the 10th day of August, 2009.

En Pointe Technologies, Inc.
By:	/s/ Robert A. Mercer
Robert A. Mercer
Corporate Secretary